Exhibit 99.1

Hi-Tech Pharmacal Sells Rights to Naprelan® Extended Release Tablets to Victory Pharma, Inc.
AMITYVILLE, N.Y. - May 1, 2007—On January 3, 2007, Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK) announced that it entered into an agreement with Victory Pharma, Inc. to market and distribute Naprelan® extended release tablets, with the ultimate goal of selling the Naprelan® asset. Effective April 30, 2007, the Company sold its rights to the Naprelan® brand to Victory. Hi-Tech owned the product with Stat-Trade, Inc, the Company’s partner on Naprelan®. Hi-Tech will receive approximately $6 million from the sale of Naprelan®.

Commenting on the agreement, David Seltzer, President and CEO of Hi-Tech said, “We are very pleased with the Naprelan® transaction since we were able to increase the value of the brand and sell it for a substantial profit in less than three years. The sale of the asset will enable Hi-Tech to focus on our core businesses, generic prescription pharmaceuticals and branded OTC products. Proceeds from the sale of Naprelan® will be invested in these areas, and will result in the long-term growth of the Company.”

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO, 631-789-8228